IntelGenx Announces Sale of Forfivo XL® Royalty for $6 Million

Saint-Laurent, Canada – August 5, 2016 – IntelGenx Corp., (TSXV: IGX) (OTCQX: IGXT), (the “Company” or “IntelGenx”) today announced that it has sold its royalty on future sales of Forfivo XL® to SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”) for $6 million (CAD$8 million). Forfivo XL® (Bupropion extended-release) is the first 450 mg bupropion HCl tablet indicated for Major Depressive Disorder, approved by the FDA.

Under the terms of the agreement, SWK will pay IntelGenx $6 million at closing. In return for, (i) 100% of any and all royalties (as defined in the Edgemont Pharmaceuticals, LLC License Agreement) or similar royalty amounts received on or after April 1, 2016, (ii) 100% of the $2 million milestone payment upon Edgemont reaching annual net sales of $15 million, and (iii) 35% of all potential future milestone payments. Patent protection for Forfivo XL® in the United States expires in 2027 with an authorized generic entering the market in January 2018.

“We are pleased to be able to monetize the Forfivo royalty stream to provide IntelGenx with a non-dilutive source of cash to be used in strengthening our balance sheet,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “This is by far the largest influx of capital in the history of the company. Our goal is to use the proceeds in advancing our pharmaceutical oral film pipeline which we believe can bring significant long term returns to shareholders. We are now completely focused on becoming a global leader in pharmaceutical oral films.”

“Our structured purchase of the IntelGenx royalty stream reflects our commitment to provide creative financing solutions to life science companies,” said Winston Black, CEO of SWK Holdings Corporation.

About SWK Holdings Corporation:
SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

About IntelGenx:
IntelGenx is a leading oral drug delivery company focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com